Exhibit 99.1
IDEX CORPORATION NAMES ANDREW SILVERNAIL AS NEW CHIEF EXECUTIVE OFFICER
Lake Forest, IL, August 8, 2011: IDEX Corporation (NYSE: IEX) today announced the promotion of Andrew Silvernail to the position of Chief Executive Officer, effective August 10, 2011, succeeding Larry Kingsley who indicated his plans to leave IDEX to assume the position of Chief Executive Officer of Pall Corporation. Mr. Silvernail was also appointed to the company’s board of directors, effective August 9, 2011.
Mr. Silvernail joined IDEX in January 2009, and most recently held the position of Vice President and Group Executive, leading three of the company’s business segments — Health & Science Technologies, Dispensing, and Fire & Safety/Diversified Products — comprising more than half the company’s annual revenue. His experience prior to joining IDEX included positions of increasing general management responsibility at Rexnord, Newell Rubbermaid, and Danaher Corporation. Mr. Silvernail holds an A.B. from Dartmouth College and an MBA from Harvard Business School.
To facilitate an orderly transition of leadership, Larry Kingsley will remain as Chairman of the company’s board of directors. Mr. Kingsley is expected to step down as Chairman of the board of directors by December 31, 2011.
“Andy Silvernail is an outstanding executive, who has demonstrated great leadership abilities in the two years he has been with IDEX,” said Kingsley. “Andy has been instrumental in developing our Health and Science segment while delivering consistent results in all three business segments.”
Michael Tokarz, a member of IDEX's board of directors, noted “Larry Kingsley brought great vision and business execution to IDEX as our CEO over these past seven years. The company is extremely well positioned as a differentiated technology supplier to industry-leading customers in attractive end markets. We will miss his continued contributions. At the same time, we are fortunate to have such an accomplished executive as Andy Silvernail in place, knowledgeable about the business, and ready to lead the company’s strategic direction. This promotion is the natural outgrowth of the succession planning and leadership development processes the company has deployed across its managerial levels.”
About IDEX Corporation
IDEX Corporation is an applied solutions company specializing in health and science technologies, fluid and metering technologies, dispensing equipment, and fire, safety, and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.